UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 24, 2018

Stellar Biotechnologies, Inc.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37619	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

332 E. Scott Street Port Hueneme, California 93041
(Address of principal executive offices) (Zip Code)

(805) 488-2800
(Registrant’s telephone number, including area code) Not applicable. (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 1.01.	Entry into a Material Definitive Agreement

As previously reported, Stellar Biotechnologies, Inc. (the “Company”) entered into a best efforts registered public offering, which closed on May 15, 2018 (the “Offering”), and included Common Share Purchase Warrants exercisable for five years at $2.65 per share (the “Offered Warrants”).

On May 24, 2018, the Company entered into a Warrant Exercise Agreement (the “Agreement”) with certain holders (the “Holders”) of the Offered Warrants, pursuant to which the Holders have agreed to exercise their Offered Warrants to purchase 1,122,076 common shares, in the aggregate, for gross proceeds of approximately $3 million. In consideration, the Company agreed to issue to the Holders new Series A Common Share Purchase Warrants (the “Series A Warrants”) to purchase up to 1,122,076 common shares at an exercise price of $2.65 per share (subject to customary adjustments such as for share splits and dividends), with an exercise period of five years, and new Series B Common Share Purchase Warrants (the “Series B Warrants”) to purchase up to 2,244,152 common shares at an exercise price of $2.65 per share (subject to customary adjustments such as for share splits and dividends), with an exercise period of seven months.

The Company intends to use the net proceeds from the offering for general corporate purposes, which may include research and development activities, capital expenditures and working capital.

In connection with the Agreement, the Company engaged H.C. Wainwright & Co., LLC (the “Placement Agent”) to act as its exclusive placement agent. Pursuant to an Engagement Agreement dated April 9, 2018 (the “Engagement Agreement”), the Company agreed to pay the Placement Agent a cash placement fee equal to 7.0% of the aggregate purchase price and a management fee equal to 1.0% of the aggregate purchase price, plus (i) a non-accountable expense allowance of $35,000 and (ii) reimbursement for legal fees and expenses of up to $100,000. In addition, the Company agreed to issue to the Placement Agent warrants exercisable for 7.0% of the aggregate number of shares issued upon exercise of the Offered Warrants (the “Placement Agent Warrants”), at an exercise price equal to $3.31, or 125% of the price per share in the Agreement, with an exercise period of five years.

The foregoing summaries of the terms of the Agreement, the Series A Warrants, Series B Warrants, the Placement Agent Warrants and the Engagement Agreement, are subject to, and qualified in their entirety by, such documents attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, and are incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. The issuance of the Series A Warrants and Series B Warrants by the Company and the Placement Agent Warrants under the Engagement Agreement and the common shares issuable upon exercise of the Series A Warrants, Series B Warrants, and the Placement Agent Warrants is exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder.

Item 8.01.	Other Events

The Company reports that following the transaction described above in Item 1.01, it had 4,718,418 shares issued and outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Warrant Exercise Agreement dated May 24, 2018 by and between Stellar Biotechnologies, Inc. and certain purchasers.

10.2	Form of Series A Common Share Purchase Warrant.

10.3	Form of Series B Common Share Purchase Warrant.

10.4	Form of Placement Agent Warrant.

10.5	Engagement Agreement, dated April 9, 2018 by and between Stellar Biotechnologies, Inc. and H.C. Wainwright & Co., LLC, as placement agent (included as Exhibit 1.1 to the Company’s Registration Statement on Form S-1, filed on April 17, 2018, and incorporated herein by reference).

99.1	Press Release, issued on May 24, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Stellar Biotechnologies, Inc.

Date: May 29, 2018	By:	/s/ Kathi Niffenegger
Name: Kathi Niffenegger Title: Chief Financial Officer